U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             EYE CASH NETWORKS, INC.
             (Exact Name of Registrant as Specified in its Charter)

        Nevada                                                 43-1239043
        ------                                                 ----------
(State of Incorporation)                                (I.R.S. Employer ID No.)

             225 S. Lake St.
          Pasadena, California                                   91101
  ------------------------------------                           -----
(Address of principal executive offices)                      (Zip Code)

                              Consulting Agreements
                 ----------------------------------------------
                            (Full title of the Plan)

                      William B. Haseltine, Attorney at Law
             604 North Greenbrier Street, Arlington, Virginia 22203
             ------------------------------------------------------
                     (Name and address of agent for service)

                                 (703) 276-1919
          (Telephone number, including area code, of agent for service)

                               CALCULATION OF REGISTRATION FEE

---------------------- ------------- -------------------- ------------------ ----------------
Title of Securities to  Amount to be   Proposed Maximum   Proposed Aggregate     Amount of
    be Registered        Registered   Offering Price Per    Offering Price   Registration Fee
                                            Share
---------------------- ------------- -------------------- ------------------ ----------------
Common Stock             39,900,000       $0.007 (1)            $279,300           $25.70
---------------------- ------------- -------------------- ------------------ ----------------

(1) Computed pursuant to Rule 457(c) on the basis of the average of the high and low prices per share as reported for such securities on the over the counter market (Pink Sheets) on March 27, 2003.

     Pursuant to General Instruction E to Form S-8, the contents of an earlier registration statement filed on this Form S-8, No. 333-74524, are hereby incorporated by reference. The Consulting Agreement filed as an exhibit with the S-8, No. 333-87438, filed on May 2, 2002, is incorporated by reference herein.

     The Consulting Agreement that is incorporated by reference herein is the same as that which is between the Company and the following individuals for the amount of shares indicated. These individuals are involved in development of the businesses of the Company in the area of support for financial, operational and marketing assistance:

Jerry Devlin             500,000
Matt Wooldridge      2.5 million
Rick Wilson          1.0 million
George Dudum             250,000
Dierdra Girardeau    4.0 million
Bob Atwell           4.0 million
Gilbert Serrano      4.5 million
Chris Jenson         4.5 million
William Haseltine    4.0 million
Allen Treffrey       4.0 million
Don Yarter           2.0 million
Julie Saxton         2.5 million
Steve Strobell       1.5 million
Erin Lovejoy             500,000
Shari Coffin             500,000
Clint Carlson            300,000
Peter Jensen             700,000
Shone Clark              650,000
Paula D. Golden      2.0 million

     Attached hereto are the required Opinion of Counsel and Consent of Accountants.

William B. Haseltine
Attorney at Law
604 North Greenbrier Street
Arlington, Virginia 22203
(703) 276 1919

April 15, 2003

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Eye Cash Networks, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to EyeCash Networks, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of thirty-nine million nine hundred thousand (39,900,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Consulting Agreements incorporated by reference into this filing.

In my representation I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and the Bylaws of the Company.

Based upon and in reliance on the foregoing, and subject to the qualifications and assumptions set forth below, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold, will be validly issued, fully paid, and non-assessable.

My opinion is limited by and subject to the following:

(a) In rendering my opinion I have assumed that, at the time of each issuance and sale of the Shares, the Company will be a corporation validly existing and in good standing under the laws of the State of Nevada.

(b) In my examination of all documents, certificates and records, I have assumed without investigation the authenticity and completeness of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity and completeness of the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures, the legal capacity of natural persons, the authority of all persons executing documents on behalf of the parties thereto other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. As to matters of fact material to this opinion, I have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

(c) My opinion is based solely on and limited to the federal laws of the United States of America and the Nevada Revised Statutes. I express no opinion as to the laws of any other jurisdiction.

Sincerely,

/s/ William B. Haseltine
--------------------------
William B. Haseltine

L.L. Bradford & Company, LLC
3441 South Eastern Avenue
Las Vegas, Nevada 89109
(702) 735-5030

April 15, 2003

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Eye Cash Networks, Inc. (formerly known as eConnect) - Form S-8

Dear Sir/Madame:

As independent certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 19, 2002 in eConnect's Form 10-KSB, and to all references to our firm included in this Registration Statement.

Sincerely,

/s/ L.L. Bradford & Company
---------------------------
L.L. Bradford & Company

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on April 15, 2003.

Eye Cash Networks, Inc.

By:/s/ Chris Jenson, Director and Chief Executive Officer
---------------------------------------------------------

/s/ Gilbert Serrano, Director and Chief Operating Officer
---------------------------------------------------------